Exhibit 14.1

ADVANCED CELL TECHNOLOGY, INC.

Code of Ethics for Designated Senior Financial Managers

August 2005

Advanced Cell Technology, Inc. (together with its subsidiaries, the “Company”) has established a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company and its majority-owned subsidiaries.  In addition to the Code of Business Conduct and Ethics, Designated Senior Financial Managers are subject to the policies set forth in this Code of Ethics.  “Designated Senior Financial Managers” means the Company’s chairman, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and such other personnel of the Company or its majority-owned subsidiaries as may be designated from time to time by the Chairman of the Company’s Audit Committee. This Code of Ethics is designed to deter wrongdoing and to promote:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•                  Compliance with applicable governmental laws, rules and regulations;

•                  The prompt internal reporting of violations of the Code of Ethics to the appropriate person or persons indicated in this Code of Ethics; and

•                  Accountability for adherence to the Code of Ethics.

(1)           The Designated Senior Financial Managers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with or submits to the SEC and in other public communications made by the Company. Each Designated Senior Financial Manager shall promptly bring to the attention of the Disclosure Committee established by the Company any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and to otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company’s Disclosure Committee Charter.

(2)           Each Designated Senior Financial Manager shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(3)                                  Each Designated Senior Financial Manager shall promptly bring to the attention of the Chairman, the President and Chief Executive Officer, or the Chief financial Officer, and to the Audit Committee, any information he or she may have concerning any actual or potential violation of the Company’s Code of Conduct or this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

(4)                                  Each Designated Senior Financial Manager shall promptly bring to the attention of the Chairman, the President and Chief Executive Officer or the Chief Financial Officer, and to the Audit Committee, any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

(5)                                  The Company’s Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or this Code of Ethics by the Designated Senior Financial Managers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and this Code of Ethics, and shall include written notice to the individual involved that the Board has determined, as applicable, that any one or more of the following (without limitation) has occurred: a violation of the Code of Business Conduct and Ethics and this Code of Ethics, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

(6)                                  The Company’s accounting records are relied upon to produce reports to management, shareholders, investors, creditors, governmental entities, and others.  All accounting records, and reports produced from these records, must be kept and presented in accordance with applicable laws.  They must accurately and fairly reflect, in reasonable detail, the Company’s income, cash flow, assets and liabilities and financial condition.  “Reasonable detail” means the level of information and degree of assurance that would satisfy a prudent person in the conduct of his or her own affairs.  Accordingly:

•                  No false or misleading entries will be made in the accounting records.  Transactions will be properly classified as to account and accounting period and will be adequately documented;

•                  Compliance with generally accepted accounting principles, Company accounting policies and procedures is required;

•                  Payments and other dispositions of assets will be described accurately, fairly, and in reasonable detail in the accounting records, and will be made only for the purpose described in the relevant entries of documentation;

•                  No undisclosed or unrecorded fund or asset will be established or maintained;

•                  Accounting estimates, including accruals, will be based on good faith judgment and on any applicable Company policy; and

•                  Complete and accurate information will be given to inquiries from the Company’s internal and external auditors and the Company’s legal counsel.